UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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Ondas Inc.

(Name of Registrant as Specified In Its Charter)

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Ondas Inc. (the “Company”) has distributed proxy materials to its stockholders, including a Notice of the 2026 Annual Meeting of Stockholders and Definitive Proxy Statement (the “Notice and Proxy Statement”) for its Annual Meeting of Stockholders to be held on Thursday, May 28, 2026. A copy of the Notice and Proxy Statement was filed with the Securities and Exchange Commission on April 20, 2026. On May 4, 2026, the Company posted the following letter to the Company’s stockholders regarding the Annual Meeting on the Company’s website at www.ondas.com and social media.

CEO Letter to Stockholders

Fellow Stockholders,

Over the past year, Ondas has delivered strong performance and is building accelerating momentum across our business. This progress is reflected in our execution, including significant revenue growth, expanding backlog, and increasing engagement with defense and security customers globally. We are entering 2026 with a rapidly expanding opportunity set and are positioned at the beginning of what we believe will be a sustained, multi-year growth trajectory in stockholder value.

Building a Scalable Global Platform

We have made significant investments in our technology platforms, our global operating platform, our customer delivery infrastructure, and our broader ecosystem, and we believe those investments are paying off. Through a combination of internal development and a disciplined strategic growth program, we have built an integrated autonomous systems platform spanning air, ground, and stratospheric solutions, with capabilities across counter-UAS, ISR, and mission-critical operations, supported by a scalable global operating platform designed to deliver these solutions globally.

These investments are foundational. They are designed to support what we believe will be a substantially larger business and significant additional value creation over the next three to five years and beyond.

At the center of this progress is our Core + Strategic Growth plan. This strategy is designed to build a leading, scaled operating platform in the unmanned and autonomous systems market, integrating technology, manufacturing, field operations, and go-to-market capabilities. I am pleased to share that this strategy is working as designed, and we are well ahead of the initial plan we laid out less than 12 months ago at our July 2025 Investor Day.

We are deepening and broadening our technology capabilities while simultaneously building the operating platform required to deliver at scale—expanding our solutions portfolio, strengthening our manufacturing and supply chain capabilities, and enhancing our global go-to-market and customer support infrastructure. This integrated model enables us to serve defense, homeland security, public safety, and critical infrastructure customers with increasing effectiveness.

We believe this combination, technology leadership plus a scaled global operating platform, is what differentiates Ondas and positions us to lead in a massive and accelerating global investment cycle in unmanned and autonomous systems.

Execution Driving Financial Strength

Importantly, our strategy is producing measurable results.

In 2025, we generated $50.7 million in revenue, reflecting 605% year-over-year growth and validating the increasing demand for our solutions. As recently reported, our backlog has increased to $457 million. This backlog, along with an expanding pipeline, and increasing program engagement across U.S. and allied markets is providing strong visibility for our target of at least $375 million in revenue in 2026. At the same time, we are building a financial model designed to deliver:

●	Sustained revenue growth

●	Expanding gross profit pools

●	Increasing operating leverage

●	Attractive long-term returns on invested capital

As our business scales, we expect these dynamics to compound, driving a progressively more valuable financial profile.

We are also maintaining a strong, well-capitalized balance sheet with more than $1.4 billion of cash and short-term investments as of March 31, 2026 (unaudited), which provides the flexibility to invest in growth while remaining disciplined in our capital allocation decisions.

Transparency and accountability to our stockholders remain central to how we operate, and we are committed to continuing to broaden and deepen our investor base as our story evolves.

A Defining Opportunity Ahead

We believe Ondas is establishing leadership in one of the most important technology and defense transformations of our time.

Defense and security customers around the world are re-architecting operations around unmanned and autonomous systems. This shift is structural, multi-year in nature, and supported by significant and growing investment.

Our positioning across platforms, technologies, and operating capabilities is increasingly placing Ondas at the center of this transformation.

As these markets evolve, we believe the benefits to our stockholders will compound. Our objective is clear: to build a large, valuable, and enduring company, and to execute with discipline and urgency on the exceptional opportunity in front of us.

Stockholder Vote and Capital Structure

At our upcoming annual meeting, we are asking for your support on an important proposal to increase our authorized shares from 800 million to 1.2 billion.

This proposal is critical as we continue to execute our strategy and accelerate our leadership position.

Today, over 50% of our shares are issued and outstanding, and nearly 25% of our authorized shares are reserved for warrants with higher strike prices at $20 and $28 per share. While these instruments reflect prior financing activities that have accelerated our growth and expanded our opportunity set, they also limit our flexibility to fully execute our strategy. This constraint is particularly relevant as we pursue strategic acquisitions.

Our backlog is growing, our revenue trajectory is strengthening, and our M&A pipeline continues to expand. In 2026, we have executed 5 acquisitions to date at an aggregate transaction value of $557 million. On a combined basis, these companies are expected to generate approximately $230 million in full year revenue in 2026. Today we have an M&A pipeline of over 25 opportunities, many of them in advanced stages of activity. These businesses have a combined potential run rate of $500 million in 2026 revenue. Significant organic growth, augmented by these strategic activities point to a substantially larger business over the next 12 to 36 months.

To capture this opportunity, we must maintain the flexibility to act decisively.

We want to be clear: we are committed to using our authorized shares responsibly and with a focus on long-term value creation. Our strategy is centered on highly accretive investments that strengthen our platform, expand our market position, and support growth in stockholder value over time.

We respectfully ask for your support in approving this proposal.

Our Commitment to Stockholders

Our leadership team is deeply committed to serving our stockholders and building long-term value.

We are not only operators, we are also investors. Our interests are fully aligned with stockholders, and we approach every decision with a focus on sustainable value creation.

We are grateful for your continued support and confidence in Ondas. We recognize the responsibility that comes with that trust, and we are committed to executing our strategy with discipline, transparency, and urgency. We are accountable for the results.

The opportunity ahead of us is exceptional. Our strategy is in place. Our platform is scaling. Our markets are expanding.

Now, it is about execution.

And we are fully committed to delivering.

Sincerely,

Eric Brock
Chairman and Chief Executive Officer
Ondas Inc.

May 4, 2026

2026 Annual Meeting of Stockholders

Ondas Inc. has distributed proxy materials to its stockholders, including a Notice of the 2026 Annual Meeting of Stockholders and Definitive Proxy Statement (the “Notice and Proxy Statement”) for its Annual Meeting of Stockholders to be held on Thursday, May 28, 2026. A copy of the Notice and Proxy Statement was filed with the Securities and Exchange Commission on April 20, 2026.

If you would like additional copies of the Notice and Proxy Statement or you need assistance voting your shares, you should contact:

Alliance Advisors, LLC

200 Broadacres Drive, 3rd Floor

Bloomfield, New Jersey 07003

Phone Number: (855) 325-6668 (Toll Free in U.S.)

Email: ONDS@allianceadvisors.com

Website: www.allianceadvisors.com

Forward-Looking Statements

Statements made in this document that are not statements of historical or current facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. We caution readers that forward-looking statements are predictions based on our current expectations about future events. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Our actual results, performance, or achievements could differ materially from those expressed or implied by the forward-looking statements as a result of a number of factors, including the risks discussed under the heading “Risk Factors” discussed under the caption “Item 1A. Risk Factors” in Part I of our most recent Annual Report on Form 10-K or any updates discussed under the caption “Item 1A. Risk Factors” in Part II of our Quarterly Reports on Form 10-Q and in our other filings with the SEC. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise that occur after that date, except as required by law.

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